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               INVERESK RESEARCH GROUP, INC. REPORTS COMPLETION OF
                             COMMON STOCK OFFERING,
              FULL EXERCISE OF UNDERWRITERS' OVER-ALLOTMENT OPTION

     CARY, N.C. November 25, 2003 - Inveresk Research Group, Inc. (Nasdaq: IRGI) today announced the closing of a public offering of 11,500,000 shares of its common stock, including 1,500,000 shares that were sold upon the exercise in full of the underwriters' over-allotment option. The public offering price was $20.00 per share. The offering was comprised of 10,500,000 shares sold by various selling stockholders, including the 1,500,000 shares sold pursuant to the underwriters' over-allotment option, and 1,000,000 shares sold by Inveresk. The underwriters for the offering were Bear, Stearns & Co. Inc., Goldman, Sachs & Co., William Blair & Company, L.L.C., SG Cowen Securities Corporation and Jefferies & Company, Inc.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus and prospectus supplement relating to these securities may be obtained by contacting Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, NY 10179, telephone number 212-272-2000.

     Inveresk is a leading provider of drug development services to companies in the pharmaceutical and biotechnology industries. The company is based in Cary, North Carolina with facilities in Edinburgh, Scotland and Montreal, Canada.